Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

New Century Logistics (BVI) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule		Amount Registered(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees previously paid	Equity	Ordinary Shares, no par value	Rule		1,437,500	(3)	$5.00	$7,187,500	0.0001476	$1060.88
			457	(o)
Fees to be paid	Equity	Representative’s Warrants(4)	Other	(5)	-		-	-	-	-

Fees to be paid	Equity	Ordinary Shares, without par value, underlying Representative’s Warrants	Rule		57,500		$6.25	$359,375	0.0001476	$53.04
			457	(o)
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—	—	—	—
	Total Offering Amounts							$7,546,875
	Total Fee Due							1113.92
	Total Fees Previously Paid							$2,028.92
	Total Fee Offsets							0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes ordinary shares which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

(4)	We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase the number of Ordinary Shares in the aggregate equal to four percent (4%) of the Ordinary Shares sold in this offering (including any Ordinary Shares sold as a result of the exercise of the underwriters’ over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a price per share equal to 125% of the public offering price per share in this offering.

(5)	No fee required pursuant to Rule 457(g).